Exhibit 14.1

CODE

OF

BUSINESS CONDUCT

February 2004

AMERICAN PHARMACEUTICAL PARTNERS, INC.

CODE OF BUSINESS CONDUCT

POLICY STATEMENT

It is the policy of American Pharmaceutical Partners, Inc. (the “Company”) to conduct its affairs in accordance with all applicable laws and regulations of the countries in which it does business. This Code of Business Conduct (the “Code”) applies to the Company’s employees, officers and directors. The terms “person” or “individual” as used in this Code refers to individuals subject to this Code. This Code is designed to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting to the appropriate person of violations of this Code; and

•	accountability for adherence to this Code.

American Pharmaceutical Partners has established standards for behavior that affect the Company, and officers, directors and employees should pattern their daily performance in compliance with those standards. The Company promotes ethical behavior and encourages employees to talk to supervisors, managers, the Chief Compliance Officer, or other appropriate personnel when in doubt about the best course of action in a particular situation. For purposes of this Code of Business Conduct, the “Chief Compliance Officer” shall be the General Counsel of the Company. Additionally, officers, directors and employees should report violations of laws, rules, regulations or the Code to appropriate personnel. Individuals reporting such violations in good faith will not be subject to retaliation. Any person in or aware of a situation that he or she believes may violate or lead to a violation of this Code should follow the guidelines under “Compliance and Reporting” below.

This Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees, officers and directors of the Company. Corporate policies and procedures provide details pertinent to many of the provisions of the Code. Officers, directors and employees are expected to be aware of, and to act in accordance with, both the Code and the Company’s other policies and procedures at all times. Although there can be no better course of action than to apply common sense and sound judgment, do not hesitate to use the resources available whenever it is necessary to seek clarification.

APPROVALS AND WAIVERS

Certain provisions of this Code require officers, directors or employees to act, or refrain from acting, unless prior approval is received from the appropriate official. Persons requesting approval pursuant to this Code should request such approval in writing to the Chief Compliance Officer. Approvals relating to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, must be obtained from the Company’s Audit Committee. All other approvals may be granted by the Chief Compliance Officer. Individuals may contact the Chief Compliance Officer for additional information on obtaining approvals.

Other provisions of this Code require officers, directors or employees to act, or refrain from acting, in a particular matter and do not permit exceptions based on obtaining an approval. Waiver of those provisions may only be granted by the Audit Committee, and changes in this Code may only be made by the Board of Directors.

CONFLICTS OF INTEREST

A conflict of interest arises any time an individual’s personal interests or activities influence his or her ability to act in the best interests of the Company. All individuals must discharge their responsibilities solely on the basis of what is in the best interest of the Company and independent of personal consideration or relationships. Officers, directors and employees must disclose any potential conflicts of interest to the Chief Compliance Officer or such officer’s designees, who will advise as to whether or not the Company believes a conflict of interest exists.

In particular, employees, officers and directors may not:

•	solicit or accept personal favors or gifts (other than of a nominal nature or value) from those with whom American Pharmaceutical Partners does business

•	work for or provide services or assistance to companies who are American Pharmaceutical Partners’ competitors, suppliers or customers (including holding a directorship position)

•	do business, on behalf of American Pharmaceutical Partners, with a member of such person’s immediate or extended family, unless the relationship is disclosed and approved in writing by the Compliance Officer

•	directly or indirectly own a material financial interest in a firm which is a competitor or seeks to do business with American Pharmaceutical Partners particularly if such interest may influence such person in performance of regular job duties; whether a relationship constitutes a “material financial interest” shall be determined at the discretion of the Chief Compliance Officer.

BUSINESS RELATIONSHIPS

American Pharmaceutical Partners, Inc. seeks to outperform its competition fairly and honestly. The Company seeks competitive advantages through superior performance, not unethical or illegal business practices. Each employee, officer or director should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair-dealing practice.

No employee may enter into any agreement binding American Pharmaceutical Partners, Inc. without authorization. The Company has instituted contract and signature approval policies which identify those individuals who have the authority to approve and sign certain contracts binding American Pharmaceutical Partners, Inc. and its subsidiaries. If there are any questions about which employees have signature authority for a given contract, contact the Chief Compliance Officer or such officer’s designee.

Officers, directors and employees are expected to maintain the confidentiality of information about projects, pricing or technology that is shared by the Company’s customers and/or suppliers. Refer to our confidentiality agreement policy.

FAIR COMPETITION

Fair competition laws, including the U.S. antitrust rules, limit what American Pharmaceutical Partners, Inc. can do with another company and what American Pharmaceutical Partners, Inc. can do on its own. Generally, the laws are designed to prohibit agreements or actions that reduce competition and harm consumers. Employees may not enter into agreements or discussions with competitors that have the effect of fixing or controlling prices, dividing and allocating markets or territories, or boycotting suppliers or customers. U.S. and foreign antitrust laws also apply to imports and exports.

Examples of unlawful agreements with competitors include:

•	agreeing upon sales or list price

•	exchanging bids with competitors

•	allocating territories, customers or markets

•	determining a price range

•	setting up a rotation method of bids among competitors

•	limiting output or restricting delivery schedules

•	determining discounts, rebates or credit terms.

Failure to comply with these laws can lead to criminal prosecution and fines for companies as well as individuals and jail terms for individuals.

DOING BUSINESS INTERNATIONALLY

American Pharmaceutical Partners, Inc. is committed to the highest business conduct standards wherever it operates. American Pharmaceutical Partners, Inc. observes these standards worldwide, even at the risk of losing business. While no one can anticipate all the situations that may present challenges to American Pharmaceutical Partners employees doing business in the worldwide marketplace, the following guidelines always apply:

•	Observe all laws and regulations, both U.S. and non-U.S., that apply to business abroad.

•	Paying bribes to government officials is absolutely prohibited, even if those bribes are commonly practiced by other companies, except for facilitating payments (see section below regarding “Facilitating Payments to Low-Level Non-U.S. Governmental Employees and Officials for Non-Discretionary Action”). American Pharmaceutical Partners, Inc. employees may not give, promise to give or authorize the giving to a foreign official, a foreign political party, or official thereof or any candidate for foreign political office any money or offer, gift, promise to give or authorize the giving of anything of value to influence any act or decision, to induce such official, party or candidate to do or omit to do any act in violation of the lawful duty of such official, party or candidate, or to induce such official, party or candidate to use his or her influence with a foreign government or agency to affect or influence any act or decision of such foreign government or agency.

•	Do not cooperate with illegal boycotts.

•	Observe all licensing requirements and the requirements of applicable import and export control laws.

•	Do not enter into an agreement with an agent or consultant that relates to American Pharmaceutical Partners, Inc.’s business outside the United States unless all appropriate approvals have been obtained.

The laws governing American Pharmaceutical Partners, Inc.’s business in foreign countries are extensive and complex, and may be different from those in the United States. No new Company services or products should be offered in any new country without prior approval, and then only in accordance with the applicable local country’s regulations and requirements.

Facilitating Payments to Low-Level Non-U.S. Governmental Employees and Officials for Non-Discretionary Action

As noted above, American Pharmaceutical Partners, Inc. is committed to complying with the laws of the countries where it operates. In some countries, a very limited category of small payments to facilitate or expedite routine nondiscretionary governmental actions may be permitted as exceptions to antibribery laws, including the U.S. Foreign Corrupt Practices Act (“FCPA”). The requirements pertaining to such payments are complex. American Pharmaceutical Partners, Inc. employees engaged in international business activities should be familiar with the rules regarding this type of payment and must obtain prior approval of the General Counsel before making any such payment.

These “facilitating payments” to non-U.S. governmental officials are distinguished from payments made to influence a discretionary decision or to cause violation of, or an act in conflict with, the interests of an individual’s employer, which are strictly prohibited.

Import and Export Regulation/Trade Compliance

Because of the international nature of its business, American Pharmaceutical Partners, Inc. is subject to the import and export laws and regulations of the United States and certain foreign governments. These laws and regulations govern the international transfer of all products and services of American Pharmaceutical Partners, Inc., as well as technology, information and ideas belonging to American Pharmaceutical Partners, Inc.

Under U.S. law, no technology may be exported without the proper government export licenses and documentation. Exports of technology include not only technology shipped via freight, but also technology that is hand-carried (employees traveling overseas), sent via courier services or U.S. mail, electronically transmitted, and/or disclosed to foreign nationals in the United States or abroad. “Technology” is defined as hardware, software, technical documentation, product specifications, technical data, etc.

It is the responsibility of Company employees to ensure that proper documentation accompanies each export or disclosure. Failure to export or re-export without the proper export license or documentation can jeopardize the Company’s compliance with U.S. export laws, as well as those laws of foreign countries. Non-compliance can result in denial of export privileges, criminal penalties, seizure of commodities, and fines to American Pharmaceutical Partners, Inc. and its employees.

American Pharmaceutical Partners, Inc. is prohibited from doing business with certain individuals, groups, or organizations in both domestic and export markets. The General Counsel should be consulted to ensure American Pharmaceutical Partners, Inc. is not doing business with a prohibited party.

It is our policy to comply fully with all applicable U.S. and foreign laws controlling the export and re-export of products, technology and services. Employees must exercise the necessary diligence to ensure that American Pharmaceutical Partners, Inc. and its employees, contractors, joint ventures and distributors/resellers involved in the export or re-export of U.S.

origin goods, technology and services comply with all applicable U.S. and foreign government regulations regarding exports.

Antiboycott Compliance

The United States has enacted antiboycott regulations which make it unlawful for U.S. persons to participate in any activity that could have the effect of promoting or supporting a boycott or restrictive trade practice of another country against customers or suppliers located in a country friendly to the U.S. or against a U.S. person, firm or corporation. Boycott issues arise most frequently in connection with the Arab boycott of Israel. Prohibited actions include, but are not limited to, furnishing information about business relationships with boycotted countries, or information about race, religion, sex or national origin. Any request to participate in such activity should be immediately reported to the Chief Compliance Officer or the officer’s designee.

GIFTS, GRATUITIES, ENTERTAINMENT AND OTHER CONSIDERATIONS

Use of Company funds or other Company property for illegal, unethical or otherwise improper purposes is prohibited. The purpose of business gifts and entertainment in a commercial setting is to create goodwill and a sound working relationship, not to gain advantage with customers or suppliers.

Gifts and Entertainment

Except as set out below and in the Company’s policies and with approval of the Chief Financial Officer, employees should refrain from receiving business-related gifts, or giving business-related gifts, meals, travel or entertainment.

•	No American Pharmaceutical Partners employee or agent may solicit or accept a gift (including any payment, compensation, loan or other financial favor) from a person or organization with whom the Company does business having a value that exceeds $250 or the limits or guidelines applicable to such person or organization (e.g., suppliers, etc.), without prior authorization of the corporate controller, treasurer or Chief Financial Officer of the Company. There should always be a business benefit or purpose for accepting any gift or participating in a supplier-sponsored activity, and any benefits received should not influence, or appear to influence, selection and purchasing decisions.

•	It is never appropriate or permissible to accept or give cash or a cash equivalent from or to a vendor, supplier or customer outside the Company’s normal business. Cash equivalents include, among other things, checks, money orders and vouchers.

•	No American Pharmaceutical Partners employee or agent may give a business-related gift, meals, travel or entertainment to any person or organization on behalf of American Pharmaceutical Partners having a value that exceeds $250 or the limits or guidelines applicable to such person or organization (e.g., physician organizations, GPOs, etc.), without prior authorization of the corporate controller, treasurer or Chief Financial Officer of the Company. Rules relating to U.S. and foreign government personnel are more stringent. See “Doing Business Internationally” below.

Bribes and Kickbacks

The use of Company funds, facilities or property for any illegal or unethical purpose is strictly prohibited; provided, that certain facilitating payments discussed below under “Doing Business Internationally” are permitted.

•	No American Pharmaceutical Partners, Inc. employee or agent is permitted to offer, give or cause others to give, any payments or anything of value for the purpose of influencing the recipient’s business judgment or conduct other than facilitating payments;

•	Officers, directors and employees may not solicit or accept a kickback or bribe, in any form, for any reason.

ACCURACY OF REPORTS, RECORDS AND ACCOUNTS

The integrity of our records and public disclosures depends on the accuracy, completeness and validity of the information supporting the entries to our books and records. All American Pharmaceutical Partners, Inc. employees are responsible for the accuracy of such information. The records and books of account of American Pharmaceutical Partners, Inc. shall meet the highest standards and accurately and fairly reflect, in reasonable detail, our assets, liabilities, revenues, costs and expenses, as well as all transactions and changes in assets and liabilities. Specifically, the Company requires that:

•	No entry shall be made in our books and records that intentionally hides or disguises the nature of any transaction or of any of our liabilities, or misclassifies any transactions as to accounts or accounting periods;

•	Transactions shall be supported by appropriate documentation;

•	The terms of commercial transactions shall be reflected accurately in the documentation for such transactions, and all such documentation shall be reflected accurately in our books and records;

•	Employees shall comply with our system of internal controls; and

•	No cash or other assets shall be maintained for any purpose in any unrecorded or “off the books” fund.

American Pharmaceutical Partners, Inc. employees must not create false or misleading documents or accounting, financial or electronic records for any purpose, and no one may direct an employee to do so. For example, expense reports must accurately document expenses actually incurred in accordance with Company policies. American Pharmaceutical Partners, Inc. employees must not obtain or create “false” invoices or other misleading documentation or invent or use fictitious entities, sales, purchases, services, loans or other financial arrangements for any purpose. No employee may take or authorize any action that would cause our financial records or disclosures to fail to comply with generally accepted accounting principles, the rules and regulations of the Securities and Exchange Commission, or other applicable laws rules and regulations. All employees are expected to cooperate fully with our accounting department, as well as our independent public accountants and outside legal counsel, respond to their questions with candor, and provide them with complete and accurate information to help ensure our books and records (and public disclosures) are accurate and complete.

Our books and records are relied upon to produce reports for our Board of Directors, management, stockholders, creditors and government agencies. We also rely on our books and records, particularly those relating to financial and accounting matters, to prepare periodic reports filed with the Securities and Exchange Commission. Employees who handle, collect, provide or analyze information for, or contribute in any way to the preparation or review of the information used in these periodic reports should use their best efforts to ensure that the information we disclose is full, fair and accurate. No employee should knowingly make (or cause or encourage any other person to make) any false or misleading statement in any of our reports filed with the SEC or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of our reports accurate in all material respects.

GOVERNMENT INVESTIGATIONS

Employees must promptly notify counsel of any government investigation or inquiries from government agencies.

Employees must not obstruct the collection of information, data or records. The Company provides information to the government that it is entitled to during an inspection, investigation, or request for information. Employees must not lie to government investigators or making misleading statements. Employees must not attempt to cause another employee to fail to provide accurate information to government investigators.

REGULATORY COMPLIANCE

The Company operates in a highly regulated environment. The agencies that regulate its business include the Food and Drug Administration (FDA), the Federal Trade Commission (FTC) plus many other federal, state and local agencies. The Company and its employees must comply with the regulatory requirements of these agencies. Employees are expected to take an active role by being knowledgeable about all applicable laws and regulations, attending trainings and requesting information. Employees are required to immediately report regulatory violations, suspected regulatory violations, or potentially harmful or dangerous conditions to a supervisor or the General Counsel.

Research and development in the pharmaceutical field is subject to many legal and regulatory standards, including certain standards relating to ethical conduct of scientific and medical research. American Pharmaceutical Partners, Inc. requires all of its employees to comply with these standards and regulations.

INSIDER TRADING; COMMUNICATIONS WITH THIRD PARTIES

Employees, officers and directors who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. To assist in complying with this policy, the Company has adopted an Insider Trading Policy.

Insider Trading

Inside information is material information about a publicly traded company that is not known by the public. Information is deemed “material” if it could affect the market price of a security or if a reasonable investor would attach importance to the information in deciding whether to buy, sell or hold a security. Inside information typically relates to financial conditions, such as progress toward achieving revenue and earnings targets or projections of future earnings or losses of the Company.

Inside information includes, but is not necessarily limited to:

•	potential mergers, acquisitions, tender offers or restructurings

•	any strategies relating to the foregoing

•	changes in management or control of the Company

•	new products or research activities

•	financial information, such as pending earnings announcements

•	new contracts or loss of a contract

•	general information, good or bad, which can reasonably be expected to affect the stock price, if disclosed

Inside information is not limited to information about American Pharmaceutical Partners, Inc. It also includes material non-public information about others, including the Company’s customers, suppliers, and competitors.

Insider trading is prohibited by law. It occurs when an individual with material, non-public information trades securities or communicates such information to others who trade. The person who trades or “tips” information violates the law if he or she has a duty or relationship of trust and confidence not to use the information.

Trading or helping others trade while aware of inside information has serious legal consequences, even if the Insider does not receive any personal financial benefit. Insiders may also have an obligation to take appropriate steps to prevent insider trading by others.

Confidential Information

One of the Company’s most important assets is proprietary and confidential information. Employees who have access to or have possession of any proprietary or confidential information entrusted to them should maintain the confidentiality of such information, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information (whether in written or verbal form), including information that might be of use to competitors, or harmful to the Company or its customers if disclosed, and includes (but is not limited to) production processes, research and development projects, customer lists, products, prices, business strategies and undisclosed financial data. Each employee is responsible for ensuring that proprietary information is protected from theft, damage, unauthorized disclosure or inappropriate use. All employees must sign a confidentiality agreement when they join the company, and should review the provisions periodically.

Employees should not share confidential information of our collaborators, license partners, or suppliers with third parties or others within the Company who have no legitimate business purpose for receiving such information. Improper disclosure of such information by an employee would violate the confidentiality agreement between the employee and the Company, and could also constitute an illegal act resulting in civil liability and/or criminal penalties.

Employees should take all appropriate measures to avoid inadvertent disclosure of confidential information. Materials that contain or might contain confidential information such as presentations, memoranda, working papers, data storage devices or disks, and laptop computers should be stored and maintained in a secure location. Unauthorized release or posting of information concerning our business via internet is prohibited, including discussions (anonymous or not) about the Company’s business in “chat rooms.” All Company-related correspondence, e-mail, voicemail and electronic communications are presumed to be confidential and should not be disseminated outside of the Company, except for legitimate business purposes.

COMPANY FUNDS AND PROPERTY

Employees with access to Company money, information or property have a responsibility to avoid the misuse of such assets. Every employee is responsible to ensure that normal precautions are taken to secure equipment, supplies and other Company assets from theft or misuse. No payment on behalf of the Company may be made, offered or authorized with the intention or knowledge that any part of it is to be used for personal or any unlawful purpose or a purpose other than that described by the records supporting the payment.

WORK ENVIRONMENT

American Pharmaceutical Partners hires all employees with a simple set of expectations. Each employee is expected to work productively and to conduct themselves in a manner that is professional and appropriate to the workplace and the Company’s business. Each employee should maintain a mature and responsible attitude and is expect to perform his or her job in a safe, competent and professional manner; and treat customers and other employees with respect.

Workplace Safety

It is the policy of American Pharmaceutical Partners to provide a safe and healthy working environment. The Company is committed to providing the resources necessary to meet this objective. Each task or activity should be conducted safely. Safety must be a way of life within American Pharmaceutical Partners. All employees must recognize their obligation and conduct themselves in a safe manner. Each employee is expected to contribute to your safety and that of his or her co-workers by following all corporate, business group, location rules, state, federal & industry laws and guidelines. To help ensure a safe and healthy work environment, American Pharmaceutical Partners prohibits certain activities. Examples include but not limited to:

•	Threatening or violent behavior, or even the suggestion of such behavior toward others, including co-workers, customers and suppliers

•	Possession of firearms, explosives or other weapons anywhere on company property or while conducting company business

•	Willful destruction of Company property or the property of others

•	Smoking outside of designated smoking areas

•	Conducting any unlawful or dangerous activities

Substance Free Environment

American Pharmaceutical Partners is also committed to taking appropriate action to ensure a safe, substance free workplace. The misuse of drugs, both legal and illegal while on Company premises or business interferes with a safe and productive work environment and is prohibited. Specifically, American Pharmaceutical Partners prohibits the use, possession, distribution or sale of illegal drugs on its premises, in its vehicles and while conducting Company business. Furthermore, no employee may conduct company business while under the influence of drugs or alcohol.

Mutual Respect and Teamwork—Valuing Differences

American Pharmaceutical Partners wants to ensure that the skills and talents of all employees are fully valued and utilized. American Pharmaceutical Partners is committed to providing equal opportunity to all employees, regardless of race, color, religion, gender, age, national origin, military status or other legally protected group. All personnel actions and employment practices must be in accordance with this commitment. The Company guarantees the right of equal employment opportunity for all employees in any program in the Company. These actions include, but are not limited to:

•	recruitment, job placement, transfers, promotions

•	training

•	compensation and benefits

•	performance management, layoff or termination of employment

•	opportunity to work in an environment free of harassment

•	participation in Company activities

Open Door Policy

The Company believes that communication is the avenue for the development of ideas, resolution of issues and understanding each other’s needs, expectations and responsibilities. Each employee is encouraged to express his or herself to such person’s supervisor about any matters relating to your job and suggestions for improving our operations. If a supervisor cannot address or resolve the issue, then the employee can take the matter to higher management or other appropriate persons. Differing opinions and expressions of concern are welcome. While persons may disagree with one another, the Company believes that healthy discussion is important.

Employee Information Confidentiality

American Pharmaceutical Partners respects the confidentiality of information about its employees. In the employment relationship, it is necessary to collect and maintain a significant amount of confidential information. Apart from information required by legal proceedings or government filings, American Pharmaceutical Partners staff with access to such information are prohibited from releasing information except on a need to know basis or with prior approval of the affected employee.

ENVIRONMENTAL

American Pharmaceutical Partners, Inc. must fully comply with all state and federal laws relating to the protection of the environment in the conduct of its business. Employees must use, store and dispose all hazardous materials properly and in accordance with applicable regulations. Employees must report, in accordance with Company policies, all circumstances under which hazardous materials or wastes come in contact with the environment, are improperly handled or disposed of, or where a potential violation of law may exist.

It is the policy of American Pharmaceutical Partners to conduct its operations in a responsible manner that protects the health, environment and safety of our employees and the public. American Pharmaceutical Partners will recognize and respond to the community concerns about products and operations; will participate with regulatory authorities and others to assure compliance with laws, regulations and standards which safeguard community, workplace and environment; and will actively investigate and initiate programs designed to prevent or minimize the generation and subsequent disposal of all waste materials. American Pharmaceutical Partners personnel are required to maintain knowledge of the environmental rules and regulations that apply to their operations.

COMPLIANCE AND REPORTING

Compliance

Any employee who violates the provisions of this Code will be subject to disciplinary action, up to and including termination. Willful disregard of criminal statutes underlying this Code may require the Company to refer such violation for criminal prosecution or civil action.

Reporting Procedures and Other Inquiries

Questions regarding the policies in this Code may be directed to the Chief Compliance Officer. Managers and supervisors provide timely advice and guidance to employees on ethics and compliance concerns and are expected to take a leadership role in promoting ethical business conduct. Any employee having knowledge of, or questions or concerns about, an actual or possible violation of the provisions of this Code is obligated to promptly report the matter to his or her immediate supervisor, the Chief Compliance Officer. In addition, employees may also report suspected violations of this Code anonymously.

Employees with information relating to questionable accounting or auditing matters may also confidentially, and anonymously if they desire, submit the information in writing to the Company’s Audit Committee of the Board of Directors at American Pharmaceutical Partners, Inc., Woodfield Executive Center, 1101 Perimeter Drive, Suite 300, Schaumburg, Illinois 60173 or call the anonymous hotline at (866) 623-0206.

When reporting an actual or possible violation, employees will be asked to provide the time, location, names of the people involved, and other details so that the Company can investigate. American Pharmaceutical Partners prohibits retaliation or retribution against any person who in good faith reports an ethical concern. However, anyone who uses the Code or any compliance program to spread falsehoods, threaten others, or damage another person’s reputation will be subject to disciplinary action up to and including termination.

Employees, officers and directors are expected to cooperate fully with any inquiry or investigation by the Company regarding an alleged violation of this Code. Failure to cooperate with any such inquiry or investigation may result in disciplinary action up to and including termination.

The Company shall determine whether violations of this Code have occurred, and if so, shall determine the disciplinary measures to be taken. If an executive officer or director is alleged to have violated this Code, the Chief Executive Officer and the Board of Directors, respectively, shall determine whether a violation of this Code has occurred, and shall determine the disciplinary measures to be taken against such executive officer or director as a result of such violation.

This document is not an employment contract between American Pharmaceutical Partners and its employees, nor does it modify their employment relationship with the Company.

This Code is intended to clarify the existing obligation for proper conduct of each employee, officer and director (as applicable). The standards and the supporting policies and procedures may change from time to time in the Company’s discretion. Each individual is responsible for knowing and complying with the current laws, regulations, standards, policies and procedures that apply to the Company’s work. The most current version of this document can be found at www.appdrugs.com.